UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

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THE GEO GROUP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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621 NW 53rd Street, Suite 700
Boca Raton, Florida 33487
Telephone: (866) 301-4436

April 5, 2007

Dear Shareholder:

You are cordially invited to attend the 2007 annual meeting of the shareholders of The GEO Group, Inc. We will hold the meeting on Tuesday, May 1, 2007, at 9:00 A.M. (EST) at the Doral Golf Resort & Spa, 4400 N.W. 87th Avenue, Miami, Florida. We hope that you will be able to attend.

Enclosed you will find a notice setting forth the business expected to come before the meeting, the proxy statement, a form of proxy and our 2007 annual report to shareholders. In addition to the specific proposals we are requesting shareholders to act upon, we will report on our business and provide our shareholders an opportunity to ask questions of general interest.

Your vote is very important to us. Whether or not you plan to attend the meeting in person, your shares should be represented and voted. After reading the enclosed proxy statement, please complete, sign, date and promptly return the proxy in the self-addressed envelope that we have included for your convenience. No postage is required if the proxy is mailed in the United States. Alternatively, you may wish to submit your proxy by touch-tone phone or the internet as indicated on the proxy card. Submitting the proxy card before the annual meeting will not preclude you from voting in person at the annual meeting should you decide to attend.

Sincerely,

George C. Zoley
Chairman of the Board,
Chief Executive Officer & Founder

THE GEO GROUP, INC.
621 NW 53rd Street, Suite 700
Boca Raton, Florida 33487
Telephone: (561) 893-0101

Notice of Annual Meeting of Shareholders on May 1, 2007

April 5, 2007

The annual meeting of the shareholders of The GEO Group, Inc. will be held on Tuesday, May 1, 2007, at 9:00 A.M. (EST) at the Doral Golf Resort & Spa, 4400 N.W. 87th Avenue, Miami, Florida, for the purpose of considering and acting on the following proposals:

(1)	To elect seven (7) directors for the ensuing year;

(2)	To ratify the appointment of Grant Thornton LLP as our independent registered certified public accountants for the fiscal year 2007 and to perform such other services as may be requested;

(3)	To approve several amendments to The GEO Group, Inc. 2006 Stock Incentive Plan, including an amendment providing for the issuance of an additional 250,000 shares of GEO common stock pursuant to awards granted under the plan, and specifying that up to 150,000 of such additional shares may constitute awards other than stock options and stock appreciation rights, including shares of restricted stock; and

(4)	To transact any other business as may properly come before the meeting or any adjournment or adjournments thereof.

Only shareholders of GEO’s common stock of record at the close of business on March 12, 2007, the record date and time fixed by the board of directors, are entitled to notice of and to vote at the annual meeting. Additional information regarding the proposals to be acted on at the annual meeting can be found in the accompanying proxy statement.

By Order of the Board of Directors,

John J. Bulfin
Senior Vice President, General Counsel
and Corporate Secretary

i

PROXY STATEMENT

THE GEO GROUP, INC.
621 NW 53rd Street, Suite 700
Boca Raton, Florida 33487
Telephone: (561) 893-0101

April 5, 2007

The GEO Group Inc. (“GEO,” “we” or “us”) is furnishing this proxy statement in connection with the solicitation of proxies by our board of directors for use at the annual meeting of shareholders to be held at the Doral Golf Resort & Spa, 4400 N.W. 87th Avenue, Miami, Florida, May 1, 2007, at 9:00 A.M., Eastern Standard Time. Please note that the proxy card provides a means to withhold authority to vote for any individual director-nominee. Also note that the format of the proxy card provides an opportunity to specify your choice between approval, disapproval or abstention with respect to the proposals indicated on the proxy card. A proxy card which is properly executed, returned and not revoked, will be voted in accordance with the instructions indicated. A proxy voted by telephone or the internet and not revoked will be voted in accordance with the shareholder’s instructions. If no instructions are given, proxies that are signed and returned or voted by telephone or internet will be voted as follows:

“FOR” the election of directors for the ensuing year;

“FOR” the proposal to ratify the appointment of Grant Thornton LLP as the independent registered certified public accountants of GEO; and

“FOR” the proposal to approve the amendments to The GEO Group, Inc. 2006 Stock Incentive Plan described in this proxy statement.

We began mailing this proxy statement, the notice of annual meeting, the proxy card and our 2007 annual report to shareholders on or about April 5, 2007.

The enclosed proxy gives discretionary authority as to any matters not specifically referred to therein. Management is not aware of any other matters to be presented for action by shareholders at the annual meeting. If any such matter or matters properly come before the annual meeting, the designated proxy holders will have discretionary authority to vote thereon.

Holders of GEO common stock at the close of business on March 12, 2007 will be entitled to one vote for each share of common stock standing in their name on the books of GEO at that date. On March 12, 2007, GEO had 19,755,784 shares of common stock issued and outstanding.

The presence, in person or by proxy, of at least a majority of the total number of shares of common stock outstanding on the record date will constitute a quorum for purposes of the annual meeting. The election of directors requires a plurality of the votes cast. The appointment of Grant Thornton LLP will be ratified if the number of votes cast in favor of ratification exceeds the number of votes cast against ratification. The approval of an amendment to The GEO Group, Inc. 2006 Stock Incentive Plan requires approval by a majority of the votes cast, provided that the total votes cast on the proposal represents over 50% in interest of all securities entitled to vote on the proposal. Shares of common stock represented by proxies that reflect abstentions or “broker non-votes” (i.e., shares held by a broker or nominee which are represented at the annual meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum for the election of directors and the ratification of Grant Thornton LLP, but broker non-votes will not be counted for purposes of determining the presence of over 50% in interest of all securities for the approval of the amendment of The GEO Group, Inc. 2006 Stock Incentive Plan. However, neither abstentions nor broker non-votes are counted as votes either for or against a proposal and will have no effect on the proposals except that abstentions will have the effect of votes against amending The GEO Group, Inc. 2006 Stock Incentive Plan. If less than a majority of the outstanding shares of common stock are represented at the annual meeting, a majority of the shares so represented may adjourn the annual meeting to another date and time.

Any person giving a proxy has the power to revoke it any time before it is voted by providing written notice to GEO addressed to the Corporate Secretary, by executing and delivering a later dated proxy, or by attending the meeting and voting the shares in person.

The costs of preparation, assembly and mailing this proxy statement and the accompanying materials will be borne by GEO. It is contemplated that the solicitation of proxies will be by mail and telephone.

Proposal 1

Election of Directors

Director Nominees

GEO’s board of directors is comprised of seven (7) members. The seven (7) nominees are listed below. All of the nominees are presently directors of GEO and were elected by the shareholders at GEO’s last annual meeting.

Unless instructed otherwise, the persons named on the accompanying proxy card will vote for the election of the nominees named below to serve for the ensuing year and until their successors are elected and qualified. If any nominee for director shall become unavailable (which management has no reason to believe will be the case), it is intended that the shares represented by the enclosed proxy card will be voted for any such replacement or substitute nominee as may be nominated by the board of directors.

		Director
Director Nominees	Age	Since	Current Positions

Wayne H. Calabrese	56	1998	Vice Chairman, President and COO
Norman A. Carlson	73	1994	Director
Anne N. Foreman	59	2002	Director
Richard H. Glanton	60	1998	Director
John M. Palms	71	2006	Director
John M. Perzel	57	2005	Director
George C. Zoley	57	1988	Chairman, CEO and Founder

The following is a brief biographical statement for each director nominee:

DIRECTOR NOMINEES

Wayne H. Calabrese	Mr. Calabrese is GEO’s Vice Chairman of the Board, President and Chief Operating Officer. He joined GEO as Vice President, Business Development in 1989 and has served in a range of increasingly senior positions since then. From 1992 to 1994, Mr. Calabrese was Chief Executive Officer of Australasian Correctional Management, Pty Ltd., a Sydney-based subsidiary of GEO. Mr. Calabrese has served as a director of GEO since 1998. Prior to joining GEO, Mr. Calabrese was a partner in the Akron, Ohio law firm of Calabrese, Dobbins and Kepple. He also served as an Assistant City Law Director in Akron; an Assistant County Prosecutor and Chief of the County Bureau of Support for Summit County, Ohio; and Legal Counsel and Director of Development for the Akron Metropolitan Housing Authority. He received his Bachelor’s Degree in Secondary Education from the University of Akron in Akron, Ohio and his Juris Doctor from the University of Akron Law School. Mr. Calabrese also serves as a Director of numerous subsidiaries and partnerships through which GEO conducts its global operations.

Norman A. Carlson	Mr. Carlson has served as a director of GEO since 1994 and served previously as a Director of The Wackenhut Corporation. Mr. Carlson retired from the Department of Justice in 1987 after serving as the Director of the Federal Bureau of Prisons for 17 years. During his 30-year career, Mr. Carlson worked at the United States Penitentiary, Leavenworth, Kansas, and at the Federal Correctional Institution, Ashland, Kentucky. Mr. Carlson was President of the American Correctional Association from 1978 to 1980, and is a Fellow in the National Academy of Public Administration. From 1987 until 1998, Mr. Carlson was Adjunct Professor in the Department of Sociology at the University of Minnesota.

Anne N. Foreman	Ms. Foreman has served as a director of GEO since 2002. Since 1999, Ms. Foreman has been a Trustee of the National Gypsum Company Settlement Trust and Director and Treasurer of the Asbestos Claims Management Corporation. Ms. Foreman is also a member of the board of directors of Ultra Electronics Defense, Inc. and Trust Services, Inc. Ms. Foreman served as Under Secretary of the United States Air Force from September 1989 until January 1993. Prior to her appointment as Under Secretary, Ms. Foreman was General Counsel of the Department of the Air Force and a member of the Department’s Intelligence Oversight Board. She practiced law in the Washington office of Bracewell and Patterson and with the British solicitors Boodle Hatfield, Co., in London, England from 1979 to 1985. Ms. Foreman is a former member of the U.S. Foreign Service, and served in Beirut, Lebanon; Tunis, Tunisia; and the U.S. Mission to the U.N. Ms. Foreman earned a bachelor’s degree, magna cum laude, in history and French, and a master’s in history from the University of Southern California in Los Angeles. She holds her juris doctor from American University in Washington D.C. and was awarded an honorary doctorate of law from Troy State University in Troy, Alabama. Ms. Foreman was twice awarded the Air Force Medal for Distinguished Civilian Service. Ms. Foreman also served on the Board of The Wackenhut Corporation for nine years.

DIRECTOR NOMINEES

Richard H. Glanton	Mr. Glanton has served as a director of GEO since 1998. Mr. Glanton joined Exelon Corporation, an energy company, as Senior Vice President in May 2003 with leadership responsibilities for corporate development. He has served as a member of the Exelon board of directors since its inception in October 2000 and relinquished his board position when he assumed his role as an officer of Elexon. Mr. Glanton served as a Director on the Board of PECO Energy Company, a predecessor company of Exelon, from 1990 to 2000. Prior to joining Exelon in 2003, Mr. Glanton was a Partner in the General Corporate Group of the law firm of Reed, Smith, Shaw and McClay, LLP in Philadelphia, Pennsylvania and was with the firm since 1987. Mr. Glanton is active in public affairs and civic organizations and has a distinguished record of public service. He served from 1979 to 1983 as Deputy Counsel to Richard L. Thornburgh, former Governor of Pennsylvania. Mr. Glanton is a member of the board of directors of Aqua America Corporation and Chairman of its governance committee. Mr. Glanton is Chairman of Philadelphia Television Network, a privately held Pennsylvania-based company, with interest in television media outlets. He received his bachelor’s degree in English from West Georgia College (renamed State University of West Georgia) in Carrollton, Georgia and his juris doctor from the University of Virginia School of Law in Charlottesville, Virginia.

John M. Palms	John M. Palms, Ph.D. Sc.D. (Hon), LHD (Hon) has served as a director of GEO since 2006. Mr Palms is currently a Distinguished University Professor and President Emeritus at the University of South Carolina. Dr. Palms serves on the board of directors of Exelon Corporation (Chair of Audit Committee), Computer Task Group (Audit Committee), Non-executive Chairman of Assurant, Inc. Dr. Palms served as President at the University of South Carolina from 1991 to 2002 and previously as President at Georgia State University from 1989 to 1991, and was former Vice-President for Academic Affairs at Emory University. Dr. Palms has served in a number of military and governmental positions and committees. He currently serves as Chairman of the Board of Trustees of the Institute for Defense Analyses. He also served in the United States Air Force with a Regular Commission and on the United States President’s Selection Committee for White House Fellows.

John M. Perzel	The Honorable John M. Perzel has served as a director of GEO since 2005. Mr. Perzel currently serves as a member of Pennsylvania’s House of Representatives. From April 2003 to January 2007, Mr. Perzel served as Speaker of the House. Prior to being elected Speaker, Mr. Perzel served four consecutive terms as House Majority Leader, becoming the longest serving House Majority Leader in Pennsylvania history. First elected to the House of Representatives in 1978, Speaker Perzel steadily climbed the ladder of responsibility, authority, and leadership. Before being elected Majority Leader in 1994, he held the offices of Republican Whip, Policy Committee Chairman, and head of the House Republican Campaign Committee. In March 2004, he established the Speaker’s Foundation Fund of the Philadelphia Foundation, a charitable organization created to support education, culture, and economic development across Pennsylvania. Mr. Perzel earned a bachelor’s degree from Troy State University in 1975.

DIRECTOR NOMINEES

George C. Zoley	George C. Zoley is GEO’s Chairman of the Board, Chief Executive Officer and Founder, and is Chairman of GEO Care, Inc., a wholly-owned subsidiary of The GEO Group, Inc. He served as GEO’s Vice Chairman and Chief Executive Officer from January 1997 to May of 2002. Mr. Zoley has served as GEO’s Chief Executive Officer since the company went public in 1994. Prior to 1994, Mr. Zoley served as President and Director since the GEO’s incorporation in 1988. Mr. Zoley founded GEO in 1984 and continues to be a major factor in GEO’s development of new business opportunities in the areas of correctional and detention management, health and mental health and other diversified government services. Mr. Zoley also serves as a director of several business subsidiaries through which The GEO Group, Inc. conducts its operations worldwide. Mr. Zoley has Bachelor’s and Master’s Degrees in Public Administration from Florida Atlantic University (FAU) and a Doctorate Degree in Public Administration from Nova Southeastern University (NSU). Mr. Zoley is a member of the Board of Trustees of Florida Atlantic University in Boca Raton, Florida, and previously served as Chairman of the Board of Trustees. Mr. Zoley also served as Chair of the FAU Presidential Search Committee and is a member of the FAU Foundation board of directors.

The election of each director will require the affirmative vote of a plurality of the votes cast by holders of the shares of common stock present in person or by proxy at the annual meeting.

Recommendation of the Board of Directors

The board of directors unanimously recommends a vote “FOR” each of the seven nominees for director.

Executive Officers of GEO

The executive officers of GEO are as follows:

Name	Age	Position

George C. Zoley	57	Chairman of the Board, Chief Executive Officer and Founder
Wayne H. Calabrese	56	Vice Chairman, President and Chief Operating Officer
John G. O’Rourke	56	Senior Vice President and Chief Financial Officer
John J. Bulfin	53	Senior Vice President, General Counsel and Secretary
Jorge A. Dominicis	44	Senior Vice President, Residential Treatment Services, President — GEO Care, Inc.
John M. Hurley	59	Senior Vice President, President — U.S. Corrections
Donald H. Keens	63	Senior Vice President, President — International Services
Thomas M. Wierdsma	56	Senior Vice President, Project Development
Brian R. Evans	39	Vice President, Chief Accounting Officer

George C. Zoley — Please refer to the biographical information listed above in the “Directors and Nominees” section.

Wayne H. Calabrese — Please refer to the biographical information listed above in the “Directors and Nominees” section.

John G. O’Rourke — Mr. O’Rourke has been responsible for GEO’s business management since 1991, assuming the position of Chief Financial Officer in 1994. Over this 16 year period, GEO grew from approximately $30 million in revenue in 1991 to $860 million in 2006. Prior to joining GEO, Mr. O’Rourke was a career officer in the United States Air Force. In addition to operational flying experience as an instructor pilot in B-52 aircraft, his assignments included senior executive positions in the Pentagon involved in managing several multi-billion dollar national security projects, including the B-2 Stealth Bomber. Mr. O’Rourke earned his bachelor’s degree in International Relations from St. Joseph’s University in Philadelphia, Pennsylvania and a master’s degree in Political Science from the University of North Dakota in Grand Forks, North Dakota. He is also a graduate of the Defense Systems Management College.

John J. Bulfin — As GEO’s General Counsel and Secretary since 2000, Mr. Bulfin has oversight responsibility for all GEO litigation, investigations and professional responsibility. Mr. Bulfin is a member of the Florida Bar and the American Bar Associations. He has been a trial lawyer since 1978 and is a Florida Bar Board Certified Civil trial lawyer. Prior to joining GEO in 2000, Mr. Bulfin was a founding partner of the West Palm Beach law firm of Wiederhold, Moses, Bulfin & Rubin. Mr. Bulfin attended the University of Florida, received his bachelor’s degree from Regis College in Denver, Colorado and his juris doctor from Loyola University in Chicago, Illinois.

Jorge A. Dominicis — Mr. Dominicis joined GEO in May 2004 as Senior Vice President of Residential Treatment Services and President of GEO Care, Inc., a wholly-owned subsidiary of GEO. Mr. Dominicis is responsible for the overall management, administrative, and business development activities of the Residential Treatment Services division of GEO and of GEO Care, Inc. Prior to joining GEO, Mr. Dominicis served for 14 years as Vice President of Corporate Affairs at Florida Crystals Corporation, a sugar company, where he was responsible for governmental and public affairs activity, as well as for the coordination of corporate community outreach and charitable involvement. Prior to that, Mr. Dominicis served in public and government policy positions.

John M. Hurley — As GEO’s Senior Vice President since 2000 and President of U.S. Corrections since late 2006, Mr. Hurley is responsible for the overall administration and management of GEO’s U.S. detention and correctional facilities. From 1998 to 2000, Mr. Hurley served as Warden of GEO’s South Bay, Florida correctional facility. Prior to joining GEO in 1998, Mr. Hurley was employed by the Department of Justice, Federal Bureau of Prisons for 26 years. During his tenure, he served as Warden at three different Bureau facilities. He also served as Director of the Bureau’s Staff Training Center in Glynco, Georgia. Mr. Hurley received his bachelor’s degree from the University of Iowa in Sociology and a Certificate in Public Administration from the University of Southern California, Washington D.C. extension campus.

Donald H. Keens — As GEO’s Senior Vice President since 2000 and President of International Services since late 2006, Mr. Keens is responsible for management and control of GEO’s international marketing, sales and operations. From 1994 when Mr. Keens joined GEO, to 2000, Mr. Keens held positions with GEO abroad. Mr. Keens has 41 years of experience in the management of a wide range of criminal justice and security operations, including establishment and day-to-day management of security and correctional companies in the United Kingdom, Australia, New Zealand, the United States, and South Africa. He is also experienced in the operation of multi-million dollar prison service contracts.

Thomas M. Wierdsma — Mr. Wierdsma joined GEO in January 2007 as Senior Vice President of Project Development. Prior to joining GEO, Mr. Wierdsma served for 25 years with Colorado-based Hensel Phelps Construction Company in a number of increasingly senior positions, most recently serving as Director of Project Planning and Development. Prior to that position, Mr. Wierdsma acquired over ten years of multi-project operations management experience on projects ranging in size from $10 million to $300 million. Mr. Wierdsma earned his Bachelor’s Degree in Civil Engineering from Valparaiso University in Indiana.

Brian R. Evans — Mr. Evans has been GEO’s Vice President of Accounting since October 2002 and Chief Accounting Officer since May 2003. Mr. Evans joined GEO in October 2000 as Corporate Controller. From 1994 until joining GEO, Mr. Evans was with the West Palm Beach office of Arthur Andersen, LLP where his most recent position was Manager in the Audit and Business Advisory Services Group. From 1990 to 1994, Mr. Evans served in the U.S. Navy as an officer in the Supply Corps. Mr. Evans has a B.S. in Accounting from the University of Notre Dame and is a member of the American Institute of Certified Public Accountants.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the number of shares of GEO’s common stock that were beneficially owned at March 12, 2007 (unless stated otherwise) by (i) each nominee for election as director at the 2007 annual meeting of shareholders, (ii) each named executive officer (as defined below), (iii) all director nominees and executive officers as a group, and (iv) each person or group who was known by GEO to beneficially own more than 5% of GEO’s outstanding common stock.

	Amount & Nature
	of Beneficial	Percent
Name and Address of Beneficial Owner(1)	Ownership(2)	of Class(3)

DIRECTOR NOMINEES(4)(5)
Wayne H. Calabrese	384,630	1.92%
Norman A. Carlson	25,800	*
Anne N. Foreman	18,600	*
Richard H. Glanton	12,300	*
John M. Palms	3,000	*
John M. Perzel	7,050	*
George C. Zoley	543,738	2.69%

NAMED EXECUTIVE OFFICERS(4)(5)
John J. Bulfin	111,823	*
John M. Hurley	67,929	*
John G. O’Rourke	143,783	*

ALL DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS AS A GROUP(6)	1,419,276	6.78%

OTHER
Wells Fargo & Company(7)	2,249,379	11.39%
Delaware Management Holdings(8)	1,226,941	6.21%
Artisan Partners Limited Partnership(9)	1,109,800	5.62%

* Beneficially owns less than 1% of GEO’s common stock

(1)	Unless stated otherwise, the address of the beneficial owners is 621 NW 53rd Street, Boca Raton, Florida 33487.

(2)	Information concerning beneficial ownership was furnished by the persons named in the table or derived from documents filed with the Securities and Exchange Commission, which we refer to as the SEC. Unless stated otherwise, each person named in the table has sole voting and investment power with respect to the shares beneficially owned.

(3)	As of March 12, 2007, GEO had 19,755,784 shares of common stock outstanding.

(4)	The number of shares of common stock underlying stock options held by directors, nominees and the named executive officers that are immediately exercisable, or exercisable within 60 days of March 12, 2007, are as follows: Mr. Calabrese — 309,473; Mr. Carlson — 21,300; Ms. Foreman — 15,300; Mr. Glanton — 9,300; Mr. Perzel — 4,050; Mr. Zoley — 465,255; Mr. O’Rourke — 132,338; Mr. Hurley — 58,443; Mr. Bulfin — 102,337.

(5)	These figures include shares of restricted stock held by directors, nominees and the named executive officers, that are unvested but have voting rights, in the following amounts: Mr. Calabrese — 45,157.5;

Mr. Carlson — 3,000; Ms. Foreman — 3,000; Mr. Glanton — 3,000; Mr. Palms — 3,000; Mr. Perzel — 3,000; Mr. Zoley — 78,483; Mr. O’Rourke — 11,445; Mr. Hurley — 9,486; Mr. Bulfin — 9,486.

(6)	Includes 1,189,322 shares of common stock underlying stock options held by the directors, nominees and executive officers that are immediately exercisable or exercisable within 60 days of March 12, 2007.

(7)	The principal business address of Wells Fargo & Company is 420 Montgomery Street, San Francisco, California 94104. By Schedule 13G, dated February 9, 2007, Wells Fargo & Company reported that, as of December 31, 2006, it beneficially owned 2,249,379 shares with sole voting power over 2,229,645 such shares and sole dispositive power over 2,023,850 such shares.

(8)	The principal business address of Delaware Management Holdings is 2005 Market Street, Philadelphia, Pennsylvania 19103. By Schedule 13G, dated February 7, 2007, Delaware Management Holdings reported that, as of December 31, 2006, it beneficially owned 1,226,941 shares with sole voting power over 1,216,671 such shares and sole dispositive power over all such shares.

(9)	The principal business address of Artisan Partners Limited Partnership is 875 East Wisconsin Avenue, Suite 800, Milwaukee, Wisconsin 53202. By Schedule 13G, dated January 26, 2007, Artisan Partners Limited Partnership informed GEO that, as of December 31, 2006, it beneficially owned 1,109,800 shares with sole voting and dispositive power over zero such shares.

THE BOARD OF DIRECTORS, ITS COMMITTEES AND OTHER CORPORATE GOVERNANCE INFORMATION

GEO’s board of directors held 16 meetings during fiscal year 2006. Each director attended at least 75% of the total number of meetings of the board of directors and of the meetings held by all board committees on which such director served.

Director Independence

Pursuant to the corporate governance standards applicable to companies listed on the NYSE, the board of directors must be comprised of a majority of directors who qualify as independent directors. In determining independence, each year the board of directors affirmatively determines whether directors have a “material relationship” with GEO. When assessing the “materiality” of a director’s relationship with GEO, the board of directors considers all relevant facts and circumstances, not merely from the director’s standpoint, but also from that of the persons or organizations with which the director has an affiliation. An independent director is free from any relationship with GEO that may impair the director’s ability to make independent judgments. Particular attention is paid to whether the director is independent from management and, with respect to organizations affiliated with a director with which GEO does business, the frequency and regularity of the business conducted, and whether the business is carried out at arm’s length on substantially the same terms to GEO as those prevailing at the time from unrelated third parties for comparable business transactions. Material relationships can include commercial, banking, industrial, consulting, legal, accounting, charitable and familial relationships.

Applying the NYSE’s independence standards, the board of directors has determined that Norman A. Carlson, Anne N. Foreman, Richard H. Glanton, John M. Palms, and John M. Perzel qualify as independent under the New York Stock Exchange’s corporate governance standards, and that the board of directors is therefore comprised of a majority of independent directors. The board of directors’ determination that each of these directors is independent was based on the fact that none of the directors had a material relationship with GEO outside of such person’s position as a director, including a relationship that would disqualify such director from being considered independent under the NYSE’s listing standards.

Committees

Under our corporate governance guidelines, the board of directors has established seven standing committees. The members of the board of directors serving on certain of these committees and the functions of those committees are set forth below.

AUDIT AND FINANCE COMMITTEE
Richard Glanton, Chairman
John M. Palms
John M. Perzel

COMPENSATION COMMITTEE
Richard H. Glanton, Chairman
Anne N. Foreman
John M. Perzel

CORPORATE PLANNING COMMITTEE
Anne N. Foreman, Chairman
Norman A. Carlson
John M. Palms

EXECUTIVE COMMITTEE
George C. Zoley, Chairman
Wayne H. Calabrese
Richard H. Glanton
INDEPENDENT COMMITTEE
Norman A. Carlson, Chairman
John M. Perzel
Anne N. Foreman
Richard H. Glanton
John M. Palms

NOMINATING AND CORPORATE
GOVERNANCE COMMITTEE
Anne N. Foreman, Chairman
Richard H. Glanton
John M. Perzel

OPERATIONS AND OVERSIGHT
COMMITTEE
Norman A. Carlson, Chairman
Richard H. Glanton
Anne N. Foreman

Audit and Finance Committee

The Audit and Finance Committee met seven times during fiscal year 2006. The Report of the Audit and Finance Committee is included later in this proxy statement.

All of the members of the Audit and Finance Committee are independent (as independence is defined under Exchange Act Rule 10A-3, as well as under Section 303A.02 of the NYSE’s listing standards). In addition, the board of directors has determined that Mr. Glanton is an “audit committee financial expert” as that term is defined under Item 407(d)(5) of Regulation S-K of the SEC’s rules.

The Audit and Finance Committee has a written charter adopted by the board of directors. It can be found on our website at http://www.thegeogroupinc.com by clicking on the link “Corporate” on our homepage and then clicking on the link “Corporate Governance.” In addition, the charter is available in print to any shareholder who requests it by contacting our Director of Corporate Communications at 561-999-7306. Pursuant to the charter, the main functions and responsibilities of the Audit and Finance Committee include the following:

•	select, in its sole discretion, our independent auditor, review and oversee its performance and approve its compensation;

•	review and approve in advance the terms of our independent auditor’s annual engagement, including the proposed fees, as well as the scope of auditing services to be provided;

•	review with management, our internal auditor and our independent auditor, our significant financial risks or exposures and assess the steps management has taken to monitor and mitigate such risks or exposures;

•	review and discuss with management and our independent auditor the audit of our annual financial statements and our internal controls over financial reporting, and our disclosure and the independent auditor’s reports thereon;

•	meet privately with our independent auditor on any matters deemed significant by the independent auditor;

•	establish procedures for the submission, receipt, retention and treatment, on an anonymous basis, of complaints and concerns regarding our accounting, internal accounting controls or auditing matters;

•	review with our counsel legal matters that may have a material impact on our financial statements, our compliance policies and any material reports or inquiries from regulators or government agencies; and

•	address or take action with respect to any other matter specifically delegated to it from time to time by the board of directors.

Compensation Committee

The Compensation Committee met four times during fiscal year 2006. The Report of the Compensation Committee is included later in this proxy statement.

All of the members of the Compensation Committee are independent (as independence is defined under Section 303A.02 of the NYSE’s listing standards).

The Compensation Committee has a written charter adopted by the board of directors. It can be found on our website at http://www.thegeogroupinc.com by clicking on the link “Corporate” on our homepage and then clicking on the link “Corporate Governance.” In addition, the charter is available in print to any shareholder who requests it by contacting our Director of Corporate Communications at 561-999-7306. Pursuant to the charter, the main functions and responsibilities of the Compensation Committee include the following:

•	review on a periodic basis and, if appropriate, make recommendations with respect to, director compensation;

•	establish our executive compensation philosophy, and review and approve the compensation of all of our corporate officers, including salaries, bonuses, stock option grants and other forms of compensation;

•	review the general compensation structure for our corporate and key field employees;

•	establish annual and long-term performance goals for the compensation of our CEO and other senior executive officers, evaluate the CEO’s and such other senior executives’ performance in light of those goals, and, either as a committee or together with the other independent members of the board of directors, determine and approve the CEO’s and such other senior executives’ compensation level based on this evaluation;

•	review our program for succession and management development;

•	review our incentive-based compensation and equity-based plans and make recommendations to the board of directors with respect thereto; and

•	address or take action with respect to any other matter specifically delegated to it from time to time by the board of directors.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee met four times during fiscal year 2006.

All of the members of the Nominating and Corporate Governance Committee are independent (as independence is defined under Section 303A.02 of the NYSE’s listing standards).

The Nominating and Corporate Governance Committee has a written charter adopted by the board of directors. It can be found on our website at http://www.thegeogroupinc.com by clicking on the link “Corporate” on our homepage and then clicking on the link “Corporate Governance.” In addition, the charter is available in print to any shareholder who requests it by contacting our Director of Corporate Communications at 561-999-7306. Pursuant to the charter, the main functions and responsibilities of the Nominating and Corporate Governance Committee include the following:

•	identify candidates qualified to become members of the board of directors and select, or recommend that the full board of directors select, such candidates for nomination and/or appointment to the board of directors;

•	review candidates for the board of directors recommended by shareholders;

•	after consultation with the Chairman and CEO, recommend to the board of directors for approval all assignments of committee members, including designations of the chairs of the committees;

•	establish the evaluation criteria for the annual self-evaluation by the board of directors, including the criteria for determining whether the board of directors and its committees are functioning effectively, and implement the process for annual evaluations;

•	develop, adopt, review annually and, if appropriate, update, corporate governance guidelines for GEO and evaluate compliance with such guidelines;

•	consider other corporate governance issues that arise from time to time, and advise the board of directors with respect to such issues; and

•	address or take action with respect to any other matter specifically delegated to it from time to time by the board of directors.

Executive Committee

Periodically during fiscal year 2006, members of the Executive Committee informally discussed various matters relating to GEO’s business. The Executive Committee has full authority to exercise all the powers of the board of directors between meetings of the board of directors, except as reserved by the board of directors. During 2006, the Executive Committee acted six times through resolutions adopted at duly convened meetings or by unanimous written consent. All actions taken by the Executive Committee in 2006 were ratified by the board of directors at their next quarterly meeting.

Director Identification and Selection

The processes for director selection and director qualifications are set forth in Section 3 of our Corporate Governance Guidelines. The board of directors, acting on the recommendation of the Nominating and Corporate Governance Committee, will nominate a slate of director candidates for election at each annual meeting of shareholders and will elect directors to fill vacancies, including vacancies created as a result of any increase in the size of the board, between annual meetings. Nominees for director are selected on the basis of outstanding achievement in their personal careers, broad experience, wisdom, integrity, ability to make independent, analytical inquiries, understanding of the business environment, and willingness to devote adequate time to duties of the board of directors. The board believes that each director should have a basic understanding of (i) the principal operational and financial objectives and plans and strategies of GEO, (ii) the results of operations and financial condition of GEO and of any significant subsidiaries or business segments, and (iii) the relative standing of GEO and its business segments in relation to its competitors. The board is committed to diversified membership and will not discriminate on the basis of race, color, national origin, gender, religion or disability in selecting nominees. The Nominating and Corporate Governance Committee may, to the extent it deems appropriate, engage a third party professional search firm to identify and review new director candidates and their credentials.

The Nominating and Corporate Governance Committee will consider proposed nominees whose names are submitted to it by shareholders; however, it does not have a formal process for that consideration. The Nominating and Corporate Governance Committee has not adopted a formal process because it believes that the informal consideration process has been adequate to date. The Nominating and Corporate Governance Committee intends to review periodically whether a more formal policy should be adopted. If a shareholder wishes to suggest a proposed name for committee consideration, the name of that nominee and related personal information should be forwarded to the Nominating and Corporate Governance Committee, in care of the Corporate Secretary, at least six months before the next annual meeting to assure time for meaningful consideration by the committee.

Code of Business Conduct and Ethics

The board of directors has adopted a code of business conduct and ethics applicable to GEO’s directors, officers, employees, agents and representatives, including its consultants. The code strives to deter wrongdoing and promote honest and ethical conduct, the avoidance of conflicts of interest, full, fair, accurate, timely and transparent disclosure, compliance with the applicable government and self-regulatory organization laws, rules and regulations, prompt internal reporting of violations of the code, and accountability for compliance with the code. The code can be found on our website at http://www.thegeogroupinc.com by clicking on the link “Corporate” on our homepage and then clicking on the link “Corporate Governance.” In addition, the code is available in print to any shareholder who requests it by contacting our Director of Corporate Communications at 561-999-7306.

Code of Ethics for CEO, Senior Financial Officers and Other Employees

Pursuant to Section 406 of the Sarbanes-Oxley Act of 2002, the board of directors has also adopted a code of ethics for the CEO, its senior financial officers and all other employees. The text of this code is located in Section 18 of the code of business conduct and ethics. The code can be found on our website at http://www.thegeogroupinc.com by clicking on the link “Corporate” on our homepage and then clicking on the link “Corporate Governance.” In addition, the code is available in print to any shareholder who requests it by contacting our Director of Corporate Communications at 561-999-7306.

Corporate Governance Guidelines

The board of directors has adopted corporate governance guidelines to promote the effective functioning of the board of directors and its committees, and the continued implementation of good corporate governance practices. The corporate governance guidelines address matters such as the role and structure of the board of directors, the selection, qualifications and continuing education of members of the board of directors, board meetings, non-employee director executive sessions, board self-evaluation, board committees, CEO performance review, succession planning, non-employee director compensation, certain shareholder matters and certain shareholder rights.

The corporate governance guidelines can be found on our website at http://www.thegeogroupinc.com by clicking on the link “Corporate” on our homepage and then clicking on the link “Corporate Governance.” In addition, the corporate governance guidelines are available in print to any shareholder who requests them by contacting our Director of Corporate Communications at 561-999-7306.

Annual Board and Committee Self-Assessments and Non-Employee Director Executive Sessions

The board of directors conducts a self-assessment annually, which is reported by the Nominating and Corporate Governance Committee to the board of directors. In addition, the Audit and Finance Committee, the Compensation Committee and the Nominating and Corporate Governance Committee also undergo annual self-assessments of their performance. The non-employee directors of the board of directors meet in executive session at least twice per year and such meetings are presided over by a presiding director who is typically the chairman of the Nominating and Corporate Governance Committee, who is currently Anne Foreman.

Shareholder Communications with Directors

The board of directors has adopted a process to facilitate written communications by shareholders or other interested parties to the entire board, the independent members of the board as a group or any individual member of the board. Persons wishing to write to the board of directors of GEO, or to a specified director or committee of the board, should send correspondence to the Corporate Secretary at 621 NW 53rd Street, Suite 700, Boca Raton, Florida, 33487.

The Corporate Secretary will forward to the directors all communications that, in his or her judgment, are appropriate for consideration by the directors. Examples of communications that would not be appropriate for consideration by the directors include commercial solicitations and matters not relevant to the shareholders, to the functioning of the board, or to the affairs of GEO.

Board Member Attendance at Annual Meetings

GEO encourages all of its directors to attend the annual meeting of shareholders. We generally hold a board meeting coincident with our annual meeting to minimize director travel obligations and facilitate their attendance at the annual shareholders’ meeting. All of our then current directors attended the 2006 annual meeting of shareholders.

INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTANTS

Grant Thornton LLP (“Grant Thornton”) served as GEO’s independent registered certified public accountants in 2006. Ernst & Young LLP (“Ernst & Young”) served as GEO’s independent registered certified public accountants from 2002 through 2005. A member of Grant Thornton will be present at the annual meeting to make a statement if so desired and will be available to respond to appropriate questions. The following sets forth the aggregate fees billed to GEO by Grant Thornton and Ernst & Young in fiscal years 2006 and 2005, respectively.

	Grant Thornton LLP	Ernst & Young LLP
	2006	2005
Audit Fees(1)	$1,587,000	$2,563,958
Audit Related Fees(2)	—	405,243
Tax Fees(3)	83,235	303,283
All Other Fees	105,723	2,083

Total	$1,775,958	$3,274,567

(1)	Audit fees include fees associated with the annual audit, reviews of the financial statements included in GEO’s quarterly reports on Form 10-Q, statutory audits required internationally, filings with the SEC, Sarbanes-Oxley Section 404 and accounting consultations.

(2)	Audit-related fees primarily include fees for due diligence pertaining to business combinations.

(3)	Tax fees consist of fees for tax compliance and advice primarily pertaining to GEO’s foreign locations.

The Audit and Finance Committee of the board of directors has implemented procedures to ensure that all audit and permitted non-audit services provided to GEO are pre-approved by the Audit and Finance Committee. All of the audit-related, tax and all other services provided by Grant Thornton to GEO in 2006 were approved by the Audit and Finance Committee pursuant to these procedures. All non-audit services provided in 2006 were reviewed with the Audit and Finance Committee, which concluded that the provision of such services by Grant Thornton was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

Audit and Finance Committee Pre-Approvals of Audit, Audit-Related, Tax and Permissible Non-Audit Services

The Audit and Finance Committee periodically approves the provision of various audit, audit-related, tax and other services by Grant Thornton LLP, GEO’s independent registered certified public accountant. The Audit and Finance Committee plans to continue to review and pre-approve such services as appropriate. In addition, the Audit and Finance Committee has delegated to its Chairman, Richard H. Glanton, the authority to grant, on behalf of the Audit and Finance Committee, the pre-approvals required under the Sarbanes-Oxley Act for the provision by Grant Thornton LLP to GEO of auditing and permissible non-audit services; provided, however, that any decision made by Mr. Glanton with respect to any such pre-approvals must be presented at the next regularly scheduled full Audit and Finance Committee meeting that is held after such decision is made.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION & ANALYSIS

Role of the Compensation Committee

The Compensation Committee of our board of directors establishes and regularly reviews our compensation philosophy and programs, exercises authority with respect to the determination and payment of base and incentive compensation to executive officers and administers our 2006 stock incentive plan. Our Compensation Committee consists of three members, each of whom is independent as that term is defined in the Sarbanes-Oxley Act of 2002 and the rules and regulations that have been promulgated under that Act, and in the listing standards of the New York Stock Exchange. The Compensation Committee operates under a written charter that was first adopted by our board of directors in February 2004 and has been amended one time since. The charter more fully describes the role, responsibilities and functioning of the Compensation Committee. A current copy of this charter can be viewed on our website at www.thegeogroupinc.com.

Overview of Compensation Structure

Our compensation structure for named executive officers has historically consisted of four basic components — a salary, an annual bonus, an annual equity compensation grant and certain other benefits and perquisites, as more fully described below.

In 2004, our Compensation Committee selected and engaged Towers Perrin, a nationally recognized independent compensation consulting firm to conduct a comprehensive review of executive compensation. This review was undertaken to determine whether the compensation package afforded to our executive officers was, at that time, competitive and/or complete when compared with similarly situated companies.

In the review, Towers Perrin was asked to review the current compensation packages for our top executive officers and compare them with packages offered to officers at a targeted universe of peer group companies. The analysis and development of findings entailed regular meetings between Towers Perrin and the committee. Towers Perrin ultimately provided the committee with its findings and analysis, which the committee took into account in determining its policies and the basis upon which our named executive officers are currently compensated. The Compensation Committee intends to periodically retain a nationally recognized independent compensation consulting firm in order to conduct updated reviews of our named executive officer compensation.

The Compensation Committee retained Towers Perrin directly, supervised all work assignments performed by them, and reviewed and approved all work invoices received from them for payment. In conducting its review, Towers Perrin was at times required to work with our management in order to obtain compensation information and data to perform its tasks.

In addition to Towers Perrin, the Compensation Committee also has the ability to retain any other advisors it deems necessary or desirable in order for it to discharge its duties. The Compensation Committee also has sole authority to terminate the retention of any advisor it has retained.

When making decisions regarding the compensation of named executive officers, including the Chief Executive Officer, the Compensation Committee considers the data and analyses prepared by Towers Perrin that includes our company’s prior performance and historical pay to the named executive officers and the appropriateness of such compensation compared to that of our peer group companies. The Compensation Committee also considers the compensation recommendations set forth by the Chief Executive Officer for named executive officers other than himself. Additionally, the Chief Executive Officer provides the Compensation Committee with a compensation recommendation for himself which the committee takes into account in setting his compensation. In making recommendations regarding his base salary, the Chief Executive Officer recommends an annual increase of at least 5% in accordance with the terms of his employment agreement. When considering compensation matters generally, and the compensation packages of the named executive officers in particular, the Compensation Committee routinely meets in executive session outside the presence of the named executive officers.

Compensation Program Objectives and What the Program is Designed to Reward

Our executive compensation program is designed to attract and retain our officers and to motivate them to increase shareholder value on both an annual and a longer term basis primarily by generating increasing levels of revenue and net income. To that end, compensation packages include significant incentive forms of compensation to ensure that an executive officer’s interest is aligned with the interests of our shareholders in generating revenue and net income.

Elements of Compensation

Our compensation program for named executive officers consists of the following components:

•	Salaries

•	Annual cash incentive compensation

•	Equity compensation

•	Other benefits and perquisites

Each of these components is reflected in the Summary Compensation Table set forth below and is also discussed in further detail below.

Why Each Element of Compensation is Paid and How the Amount of Each Element is Determined

The following is a brief discussion of each element of our named executive officer compensation. The Compensation Committee pays each of these elements in order to ensure that a desirable overall mix is established between base compensation and incentive compensation, cash and non-cash compensation and annual and long-term compensation. The committee also evaluates on a periodic basis the overall competitiveness of our executive compensation packages as compared to packages offered in the marketplace for which we compete for executive talent. Overall, our committee believes that our executive compensation packages are currently appropriately balanced and structured to retain and motivate our named executive officers, who we believe constitute the most experienced senior management team in our industry.

Salaries.  The cash salaries paid to the named executive officers were established following the Towers Perrin study in 2004 and have either remained at the same level or increased by no more than 5% annually since the time of the study. These salaries have been incorporated into the terms of existing executive employment agreements with our named executive officers. Any increases in salaries have been made either pursuant to the terms of the employment agreements or at the discretion of the Compensation Committee. Messrs. Zoley and Calabrese, who also serve as our Chairman and Vice Chairman, respectively, receive no additional compensation for their board service.

Annual Cash Incentive Compensation.  Annual cash incentive compensation for each of our named executive officers is governed by our Senior Management Performance Award Plan which was approved by our shareholders at the company’s 2005 annual shareholders’ meeting. Payments made in accordance with this plan are tax deductible under Section 162(m) of the Internal Revenue Code of 1986, as amended. The plan is administered by our Compensation Committee, which has the authority to make all discretionary determinations necessary or appropriate under the plan. The plan is governed by the Compensation Committee and is administered on a day to day basis by the Chief Executive Officer and the Vice President of Human Resources.

Under the plan, each of our named executive officers is eligible to receive annual cash incentive compensation based on our relative achievement of budgeted revenue and net income after tax for the fiscal year. For purposes of the plan, net income after tax means our net income after all federal, state and local taxes. Extraordinary items and changes in accounting principles, as defined by U.S. generally accepted accounting principles, may be disregarded in determining our net income after tax. Non-recurring and unusual items not included or planned for in our annual budget may also be excluded from net income after tax in the sole and absolute discretion of the Compensation

Committee. In determining the amount of annual incentive cash compensation awarded, our net income after tax is weighted 65% and our revenue is weighted 35%.

Awards under the plan are made as follows: (i) targets for budgeted revenue and net income after tax are set at the beginning of each fiscal year; (ii) the plan includes for each named executive officer an annual incentive target amount as a percentage of the officer’s salary which forms the basis for computing the officer’s award under the plan; and (iii) at the end of the fiscal year, a multiplier set forth in the plan that is based on our relative achievement of budgeted revenue and net income after tax for the fiscal year is applied to each officer’s annual incentive target amount referenced in (iii) above. The multiplier is the same for all named executive officers. Please see “Certain Material Executive Compensation Agreements and Arrangements — Senior Management Performance Award Plan” for a further description of each named executive officer’s annual incentive target amount and the multiplier applied to that amount under the terms of the plan.

In addition to the calculations described above, if the budgeted goals for revenue and net income after tax are exceeded, the annual incentive target amounts for the Chief Financial Officer and the other Senior Vice Presidents may be increased up to an additional 50% upon the recommendation of the Chief Executive Officer subject to the approval of the Compensation Committee. The Chief Executive Officer and the President are not eligible for discretionary adjustments. Factors typically considered by the Compensation Committee and the Chief Executive Officer in determining whether to grant the discretionary award include the contribution of the particular officer during the fiscal year and the achievement of previously agreed upon goals and objectives.

Under the terms of the plan, no amendment to the plan may alter the performance goals, increase the maximum amount which can be awarded to any participant, change the class of eligible employees or make any other change that would require shareholder approval under the exemption for performance-based compensation under Section 162(m) of the Internal Revenue Code, in each case, without the prior approval of our shareholders (to the extent required under the performance-based compensation exception of Section 162(m) of the Internal Revenue Code).

Equity Compensation.  Our Compensation Committee has historically granted awards under our equity compensation plans to our key employees and members of our board of directors to create a more performance-oriented culture and to further align the interests of management and our shareholders. Prior to our 2006 annual shareholders meeting, we had a total of 2,018,920.5 shares of common stock subject to outstanding awards under our then existing equity compensation plans, and we only had awards for an additional 1,800 shares of common stock available for issuance under those plans.

At our 2006 annual meeting, our shareholders approved the issuance of awards representing the right to acquire up to 450,000 shares of our common stock (after giving effect to our 2006 3-for-2 forward stock split) under a new omnibus equity compensation plan, named The GEO Group, Inc. 2006 Stock Incentive Plan. Prior to the implementation of the plan, substantially all of our equity compensation awards had consisted of stock option grants. However, since the adoption of the plan, we have issued awards with respect to a total of 440,500 shares of common stock, including 225,000 shares of restricted stock and stock options representing the right to acquire 215,500 shares of common stock. Of these awards, 154,777.5 represent shares of restricted stock granted to the named executive officers, including 78,483 shares to Mr. Zoley, 45,157.5 shares to Mr. Calabrese, 11,445 shares to Mr. O’Rourke, 9,846 shares to Mr. Bulfin and 9,846 shares to Mr. Hurley.

Our Compensation Committee has historically granted awards under our equity compensation plans either at the time of our annual shareholders meetings or following the end of our fiscal year in connection with the completion of our annual compensation cycle. Equity compensation awards are priced as of the close of business on the date of grant.

Our Compensation Committee also from time to time grants equity compensation awards, including stock options, in connection with the hiring of new employees. In this case, the new employee may receive a grant of stock options that is priced as of the close of business on the date of hire, and is in a quantity generally consistent with amounts initially granted to similarly situated employees in the past by the Compensation Committee.

Under our plan, shares of restricted stock vest at the rate of 25% per year in each of the four years following the date of grant, subject to vesting acceleration in the case of a change in control as defined in our plan. Except for stock option awards to Mr. Zoley which all vest immediately on the date of grant, stock options vest 20% immediately and an additional 20% on each of the four anniversary dates immediately following the grant date.

We believe that equity compensation awards offer significant motivation to our officers and employees and serve to align their interests with those of our shareholders. While the Compensation Committee will continually evaluate the use of equity compensation — both types and amounts — it intends to continue to use such awards as part of the company’s overall compensation program.

Other Benefits and Perquisites.  Our executive compensation program includes other benefits and perquisites as more fully reflected on the table set forth below entitled “All Other Compensation.” These benefits and perquisites are reviewed annually by the Compensation Committee with respect to amounts and appropriateness. Currently, the benefits and perquisites to named executive officers fall into three general categories: (a) retirement benefits pursuant to our executive retirement agreements in the case of Messrs. Zoley, Calabrese and O’Rourke, and pursuant to our senior officer retirement plan in the case of the other named executive officers; (b) benefits under certain deferred compensation plans; and (c) value attributable to life insurance we afford our named executive officers beyond that which is offered to our other employees generally.

Executive Retirement Agreements.  Messrs. Zoley, Calabrese and O’Rourke each have executive retirement agreements that require us to pay them a lump sum amount on the date that they retire. Such amount is determined by each executive’s age at the time of retirement with the amount increasing by approximately 4% per year up to age 71. The retirement agreements also require the company to gross-up the retirement payments for all appropriate taxes related to the payments. The table below sets forth the amounts we would have had to pay each executive as of December 31, 2006 had they each retired as of that date. In addition to the amounts below, had the executives retired on December 31, 2006, we would have had to pay tax gross-ups relating to the retirement payments equal to $1,738,473, $1,390,893 and $1,042,740 for Messrs. Zoley, Calabrese and O’Rourke, respectively. Amounts owing under the retirement agreements are payable from the general assets of the company.

Named Executive Officer:	Retirement Payment Due:

George C. Zoley	$3,031,000
Wayne H. Calabrese	$2,425,000
John G. O’Rourke	$1,818,000

Senior Officer Retirement Plan.  Messrs. Hurley and Bulfin participate in our Senior Officer Retirement Plan, which is offered to all of our Senior Vice Presidents other than Mr. O’Rourke. The plan provides for the payment to the officer of a monthly retirement benefit based on the final five years of the officer’s compensation, years of service and age and date of retirement. The target benefit is 45% of final average salary with twenty-five years of service at age 65. Reduced benefits are payable for lesser service and early retirement. There is a 100% offset for social security benefits received by the officer. The plan also provides for pre-retirement death and disability benefits. Amounts owing under the plan are payable from the general assets of the company.

Deferred Compensation Plans.  Our named executive officers are currently excluded from participating in our 401(k) plan by virtue of their compensation level. Accordingly, we have established a deferred compensation plan for certain employees, including the named executive officers, which permits them to defer up to 100% of their compensation to provide for their retirement. Under the deferred compensation plan, the company may make matching contributions on a discretionary basis. None of the named executive officers currently participate in the deferred compensation plan.

Excess Group Life Insurance.  We pay rates for the life insurance policies of our named executive officers above the level that is excludable under applicable tax rules. The resulting excess coverage is treated as imputed income to the officers.

How Each Compensation Element Fits Into the Overall Compensation Objectives and Affects Decisions Regarding Other Elements

In establishing compensation packages for executive officers, numerous factors are considered, including the particular executive’s experience, expertise and performance, the company’s overall performance and compensation packages available in the marketplace for similar positions. In arriving at amounts for each component of compensation, our Compensation Committee strives to strike an appropriate balance between base compensation and incentive compensation, including equity based compensation and awards under the Senior Management Performance Award Plan. The committee also endeavors to properly allocate between cash and non-cash compensation (subject to the availability of equity compensation awards under our then current equity compensation plans), and between annual and long-term compensation.

When considering the marketplace, particular emphasis is placed upon compensation packages available at a comparable group of peer companies. The Compensation Committee has consistently worked to establish a meaningful comparable group of peer companies. Today, that comparable group principally consists of two types of companies which are publicly traded and with respect to which compensation data is therefore publicly available: direct competitors in the privatized corrections and detention industry, and diversified government outsourced services providers with revenues and/or market capitalizations approaching or exceeding the $1 billion level.

As noted above, the Compensation Committee has in the past selected and worked with independent compensation consulting firms as appropriate to evaluate its executive compensation program in light of the marketplace to make sure the program is competitive. The Compensation Committee intends to continue this practice on a periodic basis in the future.

SUMMARY COMPENSATION

The following table shows compensation earned by each of the named executive officers of GEO during 2006, for services in all capacities while they were employees of GEO, and the capacities in which the services were rendered. For purposes of this proxy statement, GEO’s named executive officers are (i) the Chief Executive Officer of GEO, (ii) the Chief Financial Officer of GEO, and (iii) each of the three most highly compensated executive officers of GEO other than the Chief Executive Officer and the Chief Financial Officer.

						Change in
						Pension Value
						and
						Nonqualified
					Non-Equity	Deferred
Name and			Awards($)(1)		Incentive Plan	Compensation	All Other
Principal Position	Year	Salary($)	Stock	Option	Compensation($)(2)	Earnings($)(3)	Compensation($)(4)	Totals($)

George C. Zoley	2006	828,462	336,965	76,148	1,836,760	182,022	38,675	3,299,032
Chairman of the Board, CEO & Founder
John G. O’Rourke	2006	359,308	49,139	—	275,000	103,243	45,824	832,512
Senior Vice President & CFO
Wayne H. Calabrese	2006	578,923	193,883	24,155	1,026,815	144,768	20,461	1,989,005
Vice Chairman, President & COO
John M. Hurley	2006	330,385	40,728	—	225,000	57,170	38,605	691,888
Senior Vice President, President — U.S. Corrections
John J. Bulfin	2006	330,385	40,728	—	225,000	36,197	12,667	644,977
Senior Vice President, General Counsel & Secretary

(1)	This column reflects the dollar amount expensed for financial statement reporting purposes with respect to stock and stock option awards during 2006 for each named executive officer, as calculated in accordance with FAS 123(R).

(2)	We regard our Senior Management Performance Award Plan as our annual bonus plan. The column of this table entitled “Non-Equity Incentive Plan Compensation” consists solely of amounts accrued in 2006 and paid in 2007 under our Senior Management Performance Award Plan with respect to each of our named executive officers. Please see “Compensation Discussion & Analysis” and “Certain Material Executive Compensation Arrangements” for a further description of our Senior Management Performance Award Plan.

(3)	Figures in this column primarily consist of amounts accrued in 2006 with respect to each named executive officer’s executive retirement agreement or senior officer retirement agreement. For Messrs, Zoley, Calabrese and O’Rourke, these amounts include tax gross-ups which we would have to pay in connection with their retirement payments pursuant to the terms of their retirement agreements. See “Certain Material Executive Compensation Arrangements” for a further description of our executive retirement agreements and our senior officer retirement agreements.

(4)	The following sets forth for each named executive officer the description and amount of each item comprising each officer’s total compensation appearing in the “All Other Compensation” column for 2006:

			Excess
	Auto	Club	Group Life	Total All Other
	Allowance	Dues	Insurance(5)	Compensation($)

George C. Zoley	34,146	4,468	61	38,675
John G. O’Rourke	40,662	4,468	694	45,824
Wayne H. Calabrese	15,865	4,468	128	20,461
John M. Hurley	38,605	—	—	38,605
John J. Bulfin	12,661	—	6	12,667

(5)	We pay rates for the life insurance policies of our named executive officers above the level that is excludable under applicable tax rules. The resulting excess coverage represented in this column is treated as imputed income to the officers.

CERTAIN MATERIAL EXECUTIVE COMPENSATION AGREEMENTS AND ARRANGEMENTS

The following executive compensation agreements and arrangements are material to an understanding of the amounts paid and/or payable to our named executive officers disclosed in the table above.

SENIOR EXECUTIVE EMPLOYMENT AGREEMENTS

We have executive employment agreements with Messrs. Zoley, Calabrese and O’Rourke. The employment agreements for Messrs. Zoley and Calabrese have initial three-year terms and thereafter convert into rolling three-year terms. The agreement for Mr. O’Rourke has an initial two-year term and thereafter converts into a rolling two-year term. The agreements provide that Messrs. Zoley, Calabrese, and O’Rourke will receive an annual base salary of $750,000, $525,000 and $255,200, respectively, subject to annual cost of living increases not lower than 5% per year, to be established by the board of directors. These amounts have changed since the execution of the respective agreements. The employment agreements also provide that each employee is entitled to receive a target annual incentive bonus in accordance with the terms established by our board of directors.

Each agreement provides that upon the termination of the agreement for any reason other than by us for cause (as defined in the employment agreement) or by the executive without good reason (as defined in the employment agreement), the executive will be entitled to receive a termination payment equal to the following: (i) two years of the executive’s then current annual base salary and bonus (six months in the case of Mr. O’Rourke); plus (ii) either the continuation of the executive’s employee benefits (as defined in the employment agreement) for a period of ten years (three years in the case of Mr. O’Rourke), or alternatively, at the executive’s election, a cash payment equal to the present value of our cost of providing such executive benefits for a period of ten years (three years in the case of Mr. O’Rourke); plus (iii) the dollar value of the sum of the vacation time that would have been credited to the executive pursuant to our vacation policy and the paid vacation time that the executive was entitled to take immediately prior to the termination which was not in fact taken by the executive. In addition, the employment agreements provide that upon such termination of the executive, we will transfer all of our interest in any automobile used by the executive pursuant to our employee automobile policy and pay the balance of any outstanding loans or leases on such automobile so that the executive owns the automobile outright. In the event such automobile is leased, the employment agreements provide that we will pay the residual cost of the lease. The agreements provide that if any payment to the executive thereunder would be subject to federal excise taxes imposed on certain employment payments, we will make an additional payment to the executive to cover any such tax payable by the executive together with the taxes on such gross-up payment.

Upon the termination of the employment agreements by us for cause or by the executive without good reason, the executive will be entitled to only the amount of salary, bonus, and employee benefits that is due through the effective date of the termination. Each employment agreement includes a non-competition covenant that runs through the three-year period (two-year period in the case of Mr. O’Rourke) following the termination of the executive’s employment, and customary confidentiality provisions.

SENIOR EXECUTIVE RETIREMENT AGREEMENTS

We also have executive retirement agreements with Messrs. Zoley, Calabrese and O’Rourke. The retirement agreements provide that upon the later of (i) the date the executive actually retires from employment with GEO, or (ii) the executive’s 55th birthday, GEO will make a lump sum payment to the executive. See “Potential Payments Upon Termination or Change in Control” for the amounts we would have had to pay each executive as of December 31, 2006 pursuant to their executive retirement agreements had they each retired at their current age as of that date. The executive retirement agreements also require us to make tax gross-up payments with respect to the retirement payments in aggregate amounts that ensure that the executives receive the full amount of their retirement payments on an after tax basis. Had the executives retired on December 31, 2006, the aggregate amount of these tax gross-up payments would have been $1,738,473, $1,390,893 and $1,042,740 for Messrs. Zoley, Calabrese and O’Rourke, respectively.

The retirement agreements provide that if the executive should die after his 55th birthday but before he retires from GEO, GEO shall immediately pay to the executive’s beneficiar(ies) or estate the amount GEO would have paid to the executive had he retired immediately prior to his death. The retirement agreements include non-competition provisions that run for a period of two (2) years after the termination of the executive’s employment. Each of Messrs. Zoley, Calabrese and O’Rourke has reached the age of 55.

OTHER SENIOR OFFICER EMPLOYMENT AGREEMENTS

We have entered into senior officer employment agreements with Messrs. Hurley and Bulfin. The employment agreements have rolling two-year terms which continue until each executive reaches age 67 absent earlier termination. The agreements provide that Messrs. Hurley and Bulfin will each receive an annual base salary of $315,000. Per the terms of the agreements, those salaries have been increased as per the Summary Compensation table above since the execution of the respective agreements. The executives are also entitled to receive a target annual incentive bonus in accordance with the terms of our Senior Management Performance Award Plan which is further described below.

The senior officer employment agreements provide that upon the termination of the agreement for any reason other than by GEO for cause (as defined in the employment agreement) or by the voluntary resignation of the executive, the executive will be entitled to receive a termination payment equal to the following: (1) two years of the executive’s then current annual base salary; plus (2) either the continuation of the executive’s employee benefits (as defined in the employment agreement) for a period of two years, or alternatively, at the executive’s election, a cash payment equal to the present value of GEO’s cost of providing such executive benefits for a period of two years; plus (3) the dollar value of the sum of paid vacation time that the executive was entitled to take immediately prior to the termination which was not in fact taken by the executive. In addition, the employment agreements provide that upon such termination of the executive, we will transfer all of our interest in any automobile used by the executive pursuant to our employee automobile policy and pay the balance of any outstanding loans or leases on such automobile so that the executive owns the automobile outright. In the event such automobile is leased, the employment agreements provide that we will pay the residual cost of the lease. Also, upon such termination, all of the executive’s unvested stock options will fully vest immediately.

Upon the termination of the employment agreements by us for cause or by the voluntary resignation of the executive, the executive will be entitled to only the amount of salary, bonus, and employee benefits that is due through the effective date of the termination. Each employment agreement includes a non-competition covenant that runs through the two-year period following the termination of the executive’s employment, and customary confidentiality provisions.

OTHER SENIOR OFFICER RETIREMENT PLAN

We maintain a senior officer retirement plan for all of our Senior Vice Presidents, including Messrs. Hurley and Mr. Bulfin, but excluding Mr. O’Rourke. The senior officer retirement plan is a defined benefit plan and, subject to certain maximum and minimum provisions, provides for the payment to the officer of a monthly retirement benefit based on a percentage of the officer’s final average annual salary, not including bonus (earned during the employee’s last five (5) years of credited service) times the employee’s years of credited service. Benefits under the Retirement Plan are offset by social security benefits and are computed on the basis of a straight-life annuity. A participant will vest in his or her benefits upon the completion of ten (10) years of service. The amount of benefit increases for each full year beyond ten (10) years of service except that there are no further increases after twenty-five (25) years of service.

SENIOR MANAGEMENT PERFORMANCE AWARD PLAN

On November 5, 2004, we adopted our Senior Management Performance Award Plan. All of our named executive officers, as well as our Senior Vice Presidents who are not named executive officers, are eligible to participate in the plan. Payments made in accordance with this plan are tax deductible under Section 162(m) of the Internal Revenue Code of 1986, as amended. The plan is administered by our Compensation Committee, which has the discretion to make all determinations necessary or appropriate under the plan. The plan is governed by the Compensation Committee and is administered on a day to day basis by the Chief Executive Officer and the Vice President of Human Resources.

Under the plan, each of our named executive officers is eligible to receive annual cash incentive compensation based on our budgeted revenue and net income after tax for the fiscal year. For purposes of the plan, net income after tax means our net income after all federal, state and local taxes. Extraordinary items and changes in accounting principles, as defined by U.S. generally accepted accounting principles, may be disregarded in determining our net income after tax. Non-recurring and unusual items not included or planned for in our annual budget may also be excluded from net income after tax in the sole and absolute discretion of the Compensation Committee. In determining the amount of annual incentive cash compensation awarded, our net income after tax is weighted 65% and our revenue is weighted 35%.

Awards under the plan are made as follows: (i) targets for budgeted revenue and net income after tax are set at the beginning of each fiscal year; (ii) the plan includes for each named executive officer an annual incentive target amount as a percentage of the officer’s salary which forms the basis for computing the officer’s award under the plan; and (iii) at the end of the fiscal year, a multiplier set forth in the plan that is based on our relative achievement of budgeted revenue and net income after tax for the fiscal year is applied to each officer’s annual incentive target amount referenced in (iii) above. The multiplier is the same for all named executive officers.

The following table shows, for each named executive officer, the annual incentive target amount as a percentage of salary that the respective officer was eligible to receive under the plan in 2006.

Annual Incentive Target Amount
Named Executive Officer:	(As a Percentage of Salary):

Chief Executive Officer	150%
President	120%
Chief Financial Officer	50%
Senior Vice Presidents	45%

The following table shows the multiplier applied to each named executive officer’s annual incentive target amount (as per the table above) depending on the percentage of budgeted revenue and net income after tax goals that we achieve for each fiscal year.

Multiplier Applied to
Percentage of Budgeted Fiscal Year	Each Named Executive
Performance Goals Achieved for	Officer’s Annual Incentive
Revenue and for Net Income After Tax:	Target Amount:

Less than 80%	0%
80%	50%
100%	100%
120% or more	150%

In addition to the amounts above, if the budgeted goals for revenue and net income after tax are exceeded, the annual incentive target amounts for the Chief Financial Officer and the other Senior Vice Presidents may be increased up to an additional 50% upon the recommendation of the Chief Executive Officer subject to the approval of the Compensation Committee. The Chief Executive Officer and the President are not eligible for discretionary adjustments. Factors typically considered by the Compensation Committee and the Chief Executive Officer in determining whether to grant the discretionary award include the contribution of the particular officer during the fiscal year and the achievement of previously agreed upon goals and objectives.

Under the terms of the plan, no amendment to the plan may alter the performance goals, increase the maximum amount which can be awarded to any participant, change the class of eligible employees or make any other change that would require shareholder approval under the exemption for performance-based compensation under Section 162(m) of the Internal Revenue Code, in each case, without the prior approval of our shareholders (to the extent required under the performance-based compensation exception of Section 162(m) of the Internal Revenue Code).

GRANTS OF PLAN-BASED AWARDS

The following table sets forth certain information with respect to grants of awards to the named executive officers under our equity and non-equity compensation plans:

								All Other	All Other
								Stock	Option		Grant Date
					Estimated Future			Awards:	Awards:	Exercise	Fair Value
		Estimated Future Payouts Under			Payouts Under			Number of	Number of	or Base	of Stock
		Non-Equity			Equity Incentive Plan			Shares of	Securities	Price of	and
		Incentive Plan Awards(1)			Awards			Stock or	Underlying	Option	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Awards
Name	Date	($)	($)	($)	($)	($)	($)	(#)(2)	(#)(3)	($/Sh)	($)(2)

George C. Zoley	03/02/06	622,500	1,245,000	1,867,500				—	14,800.5	15.0200	76,148
	05/04/06							78,483.0	—	—	2,051,020
John G. O’Rourke	05/04/06	90,000	180,000	405,000				11,445.0	—	—	299,096
Wayne H. Calabrese	03/02/06	348,000	696,000	1,044,000				—	7,399.5	15.0200	47,805
	05/04/06							45,157.5	—	—	1,180,114
John M. Hurley	05/04/06	74,475	148,950	372,375				9,486.0	—	—	247,900
John J. Bulfin	05/04/06	74,475	148,950	372,375				9,486.0	—	—	247,900

(1)	This column reflects the threshold, target and maximum amounts that our named executive officers were eligible to receive under our Senior Management Performance Award Plan with respect to fiscal year 2006. For a description of how these amounts have been calculated, please see “Certain Material Executive Compensation Agreements and Arrangements — Senior Management Performance Award Plan.” For information on the amounts that our named executive officers actually received under our Senior Management Performance Award Plan for 2006, please see the Summary Compensation table above. For the purposes of the maximum calculations in this column, we have assumed that our Senior Vice Presidents would have received the maximum discretionary adjustments for which they are eligible.

(2)	The following table sets forth the vesting schedule for all of the restricted stock and stock options, respectively, presented in this table, except that all of Mr. Zoley’s stock options vested 100% on the date of grant.

	Percentage Vested
Vesting Dates	Stock	Options

Grant Date	0%	20%
End of Year 1	25%	20%
End of Year 2	25%	20%
End of Year 3	25%	20%
End of Year 4	25%	20%

(3)	This column reflects (i) the fair value of stock option awards granted to the named executive officers in 2006, as estimated on the grant date using the Black-Scholes stock option pricing model in accordance with FAS 123(R), and (ii) the fair value of stock awards granted to the named executive officers in 2006, as estimated on the grant date using a per share price of $26.13, which was the closing price of our common stock on the grant date of the stock awards (after giving effect to our 2006 3-for-2 forward stock split).

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth certain information regarding equity-based awards held by our named executive officers as of December 31, 2006.

							Stock Awards
										Equity
	Option Awards								Equity	Incentive
				Equity					Incentive	Plan Awards:
				Incentive					Plan Awards:	Market or
				Plan Awards:					Number of	Payout Value
	Number of	Number of		Number			Number of	Market Value	Unearned	of Unearned
	Securities	Securities		of Securities			Shares or	of Shares	Shares, Units	Shares, Units
	Underlying	Underlying		Underlying			Units of	or Units	or Other	or Other
	Unexercised	Unexercised		Unexercised	Option		Stock That	of Stock	Rights That	Rights That
	Options	Options		Unearned	Exercise	Option	Have Not	That Have	Have Not	Have Not
	(#)	(#)		Options	Price	Expiration	Vested	Not Vested	Vested	Vested
Name	Exercisable	Unexercisable		(#)	($)	Date	(#)	($)(5)	(#)	($)

George C. Zoley	105,000.0	—		—	5.6250	02/16/10	78,483.0	2,944,682	—	—
	105,000.0	—		—	6.2000	02/08/11
	112,500.0	—		—	10.2667	02/07/12
	31,909.5	—		—	6.3400	02/12/13
	81,817.5	—		—	9.3333	05/01/13
	14,227.5	—		—	12.1667	08/05/14
	14,800.5	—		—	15.0200	03/02/16

John G. O’Rourke	37,500.0	—		—	6.2000	02/08/11	14,445.0	429,416	—	—
	45,000.0	—		—	10.2667	02/07/12
	10,212.0	2,551.5	(1)	—	6.3400	02/12/13
	26,182.0	6,545.0	(2)	—	9.3333	05/01/13
	4,347.0	2,898.0	(3)	—	12.1667	08/05/14

Wayne H. Calabrese	75,000.0	—		—	5.6250	02/16/10	45,157.5	1,694,309	—	—
	75,000.0	—		—	6.2000	02/08/11
	75,000.0	—		—	10.2667	02/07/12
	17,019.0	4,254.0	(1)	—	6.3400	02/12/13
	43,638.0	10,909.5	(2)	—	9.3333	05/01/13
	5,691.0	3,792.0	(3)	—	12.1667	08/05/14
	1,480.5	5,919.0	(4)	—	15.0200	03/02/16

John M. Hurley	45,000.0	—		—	10.2667	02/07/12	9,486.0	355,915	—	—
	—	2,551.5	(1)	—	6.3400	02/12/13
	—	6,545.0	(2)	—	9.3333	05/01/13
	4,347.0	2,898.0	(3)	—	12.1667	08/05/14

John J. Bulfin	7,500.0			—	5.6250	02/16/10	9,486.0	355,915	—	—
	45,000.0			—	10.2667	02/07/12
	10,212.0	2,551.5	(1)	—	6.3400	02/12/13
	26,182.0	6,545.0	(2)		9.3333	05/01/13
	4,347.0	2,898.0	(3)		12.1667	08/05/14

(1)	These stock options vested on February 12, 2007.

(2)	These stock options are scheduled to vest on May 1, 2007.

(3)	These stock options are scheduled to vest in two separate increments of 50% each on August 5, 2007 and August 5, 2008, respectively.

(4)	These stock options vested 25% on March 2, 2007, and the remaining stock options are scheduled to vest in three separate increments of 25% each on March 2, 2008, March 2, 2009 and March 2, 2010, respectively.

(5)	Amounts in this column have been calculated using an assumed stock price of $37.52, the closing price of our common stock on December 29, 2006, the last business day of our fiscal year 2006.

OPTION EXERCISES AND VESTING OF STOCK-BASED AWARDS

The following table sets forth certain information regarding stock option exercises by, and the vesting of stock-based awards of, each of the named executive officers of GEO during 2006.

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
	Exercise	Exercise	Vesting	Vesting
Name	(#)	($)(1)	(#)	($)

George C. Zoley	124,500	1,703,610	—	—
John G. O’Rourke	82,500	2,054,828	—	—
Wayne H. Calabrese	82,500	1,137,475	—	—
John M. Hurley	66,394	2,009,895	—	—
John J. Bulfin	15,000	491,300

(1)	These amounts reflect the sale to us on August 11, 2006 by Messrs. Zoley, O’Rourke and Calabrese of stock options representing the right to acquire 124,500, 37,500, and 82,500 shares of common stock (after giving effect to our 2006 3-for-2 forward stock split) for aggregate amounts of $1,703,610, $542,063 and $1,137,475, respectively. The consideration paid for these stock options was equal to the then current in-the-money value of the options. As disclosed in a prospectus supplement we filed with the Securities and Exchange Commission on June 8, 2007, we funded our purchase of these stock options with proceeds from our $106.38 million equity offering, which closed on June 12, 2006. The stock option purchases were approved by our board of directors.

PENSION BENEFITS

The following table sets forth certain information with respect to each plan that provides for payments to each of the named executive officers of GEO at, following, or in connection with retirement from GEO.

		Number of	Present
		Years	Value of	Payments
		Credited	Accumulated	During Last
		Service	Benefit	Fiscal Year
Name	Plan Name	(#)	($)(1)	($)

George C. Zoley	Executive Retirement Agreement	NA	4,908,281	—
John G. O’Rourke	Executive Retirement Agreement	NA	2,863,180	—
Wayne H. Calabrese	Executive Retirement Agreement	NA	3,815,893	—
John M. Hurley	Senior Officer Retirement Plan	8.08	125,457	—
John J. Bulfin	Senior Officer Retirement Plan	6.83	50,886	—

(1)	This column reflects amounts relating to each named executive officer’s retirement agreement or retirement plan. In the case of Messrs. Zoley, Calabrese and O’Rourke, the amounts shown include $1,738,473, $1,390,893 and $1,042,740, respectively, in tax gross-up payments that we would be required to make on their behalf in connection with their retirement payments pursuant to the terms of their executive retirement agreements. Please see “Certain Material Executive Compensation Agreements and Arrangements” for a description of our executive and senior officer retirement agreements and arrangements.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following table sets forth for each named executive officer the payments that we would have been required to make in connection with (i) the termination of the officer’s employment by GEO without cause or by the officer for good reason (as such terms are defined in each officer’s employment agreement), (ii) the termination of the officer’s employment by GEO for cause (as defined in each officer’s employment agreement) or by the officer upon the officer’s resignation, and (iii) the retirement of the officer, in each case, as if such termination or retirement had occurred on December 31, 2006. All of such payments are payable pursuant to the employment and retirement agreements described more fully above under “Certain Material Executive Compensation Agreements and Arrangements.”

	Payment Due Upon	Payment Due Upon a
	Termination either	Termination by
	by Company Without	Company With Cause	Payment Due Upon
	Cause or by Officer	or Resignation by	Retirement by
	for Good Reason	Officer	Officer
Name	($)(1)(2)(3)(4)	($)(5)	($)(6)

George C. Zoley	5,330,444	0	4,769,473
John G. O’Rourke	317,154	0	3,815,893
Wayne H. Calabrese	3,211,426	0	2,860,740
John J. Bulfin	660,770	0	0
John M. Hurley	660,770	0	0

(1)	Our current employment agreements with our named executive officers do not provide for any payments in connection with a change in control. Each officer would only receive the amount set forth in this column in connection with a change in control if such officer was terminated without cause in connection with the change in control.

(2)	Our current employment agreements with our named executive officers define a change in the officer’s responsibilities as good reason, giving the officer the right to terminate the agreement and receive the payment set forth in this column.

(3)	All amounts are calculated using each named executive officer’s salary and annual cash incentive award for 2006. Although our executive employment agreements with Messrs. Zoley and Calabrese also require us to make tax gross-up payments for certain excise taxes that may be triggered in connection with a change in control, we do not believe that any such taxes would have been applicable to a termination without cause in connection with a change in control as of December 31, 2006.

(4)	In the event of a termination by us without cause of any named executive officer who has reached retirement age, such officer would also be entitled to receive the amounts set forth in the “Payment Due Upon Retirement by Officer” column of this table.

(5)	Although no officer is eligible to receive a payment in connection with a termination for cause or a resignation, each officer is entitled to receive all accrued and unpaid amounts under the officer’s employment agreement through the date of termination.

(6)	Represents amount that would have been paid to each named executive officer had the officer retired on December 31, 2006. With respect to Messrs. Zoley, Calabrese and O’Rourke, the pension amounts shown include tax gross-up payments of $1,738,473, $1,390,893 and $1,042,740, respectively, that we would have had to make on their behalf pursuant to the terms of their executive retirement agreements had the executives retired on December 31, 2006. Messrs. Bulfin and Hurley are not yet vested under our senior officer retirement plan due to the fact that neither of them has accumulated ten years of service. Please see “Certain Material Executive Compensation Agreements and Arrangements” for a description of our executive and senior officer retirement agreements and arrangements.

DIRECTORS’ COMPENSATION

Directors of GEO who are not officers were paid during fiscal year 2006 an annual retainer fee of $20,000 plus an annual fee of $5,000 for each committee served as chairperson, $1,500 for each board meeting attended (minimum four per year), and $1,200 for each committee meeting attended. Each director also received a cash payment in lieu of stock options equal to $33,839, as well as 3,000 shares of restricted stock. The following table shows the compensation earned by each director who is not an officer during 2006. All share amounts reflect our recent 3-for-2 forward stock split, which became effective on October 2, 2006.

				Change in Pension
				Value and
				Nonqualified
	Fees Earned			Deferred
	or Paid	Award($)(2)		Compensation	All Other
Name	in Cash($)(1)	Stock(3)(4)	Option	Earnings($)(5)	Compensation($)(6)	Total($)

Norman A. Carlson	60,450	12,880	—	306,675	33,839	413,844
Anne N. Foreman	75,600	12,880	—	—	33,839	122,319
Richard H. Glanton	77,700	12,880	—	336,468	33,839	460,887
John M. Palms	47,600	12,880	—	—	33,839	94,319
John M. Perzel	72,800	12,880	—	—	33,839	119,519

(1)	These amounts do not reflect the sale to us on August 11, 2006 by each of Messrs. Carlson and Glanton of stock options representing the right to 6,000 shares of common stock (after giving effect to our 2006 3-for-2 forward stock split) for an aggregate amount of $79,860, respectively. The consideration paid for these stock options was equal to the then current in-the-money value of the options. As disclosed in a prospectus supplement we filed with the Securities and Exchange Commission on June 8, 2007, we funded our purchase of these stock options with proceeds from our $106.38 million equity offering, which closed on June 12, 2006. The stock option purchases were approved by our board of directors.

(2)	The table below sets forth the aggregate number of shares of common stock subject to stock awards and option awards held by each director who is not a named executive officer outstanding as of the end of fiscal year 2006 (as adjusted to reflect our 2006 3-for-2 forward stock split).

Name	Stock	Options

Norman A. Carlson	3,000	21,300
Anne N. Foreman	3,000	15,300
Richard H. Glanton	3,000	9,300
John M. Palms	3,000	0
John M. Perzel	3,000	4,050

(3)	This column reflects the dollar amount expensed for financial statement reporting purposes with respect to stock awards during 2006 for each director who is not a named executive officer, as calculated in accordance with FAS 123(R).

(4)	The grant date fair value of these stock awards granted in 2006 for each director was $78,400.

(5)	This column reflects amounts earned in 2006 by Messrs. Carlson and Glanton under a directors deferred compensation plan. The plan was terminated by the board of directors on February 21, 2007.

(6)	This column reflects cash payments made to each director in 2006 in lieu of stock option grants.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information about GEO’s common stock that may be issued upon the exercise of options, warrants and rights under all of GEO’s equity compensation plans as of December 31, 2006. GEO’s shareholders have approved all of these plans. All share amounts reflect our recent 3-for-2 forward stock split, which became effective on October 2, 2006.

	Number of		Number of securities
	securities to be		available for
	issued upon	Weighted-average	future issuance
	exercise of	exercise price of	under equity
	outstanding	outstanding	compensation plans
	options, warrants	options, warrants	excluding securities
	and rights	and rights	reflected in column (a)
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by shareholders	1,316,069	$9.22	225,000
Equity compensation plans not approved by shareholders	None	None	None

Total	1,316,069	$9.22	225,000	(1)

(1)	Since December 31, 2006, we have awarded grants representing the right to acquire 215,500 additional shares of our common stock. As a result, as of March 12, 2007, we only had the ability to award grants with respect to an additional 9,500 shares of our common stock under our equity compensation plans.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

In accordance with the powers and duties of the Compensation Committee as set forth in its charter, the committee hereby reports the following:

1.	The Compensation Committee has reviewed and discussed with management, the Compensation Discussion and Analysis set forth elsewhere in this proxy statement, and

2.	Based on the review and discussion referred to in the preceding paragraph, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

By the Compensation Committee:

Richard H. Glanton (Chairman)
Anne N. Foreman
John M. Perzel

AUDIT AND FINANCE COMMITTEE REPORT

In accordance with the powers and duties of the Audit and Finance Committee as set forth in its charter, the committee hereby reports the following:

1.	The Audit and Finance Committee has reviewed and discussed the audited financial statements for the fiscal year with management;

2.	The Audit and Finance Committee has discussed with the independent accountants the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Sec 380) as then modified or supplemented;

3.	The Audit and Finance Committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as then modified or supplemented, and has discussed with the independent accountant the independent accountant’s independence;

4.	Based on the review and discussions referred to in paragraphs 1.) through 3.), above, the Audit and Finance Committee recommends to the Board of Directors that the audited financial statements be included in the company’s Annual Report on Form 10-K for the fiscal year for filing with The Securities and Exchange Commission;

5.	The Audit and Finance Committee has reviewed all fees, both audit related and non-audit related, of the independent accountant and considers the provision of non-audit services to be compatible with the maintenance of the independent accountant’s independence; and

6.	All members of the Audit and Finance Committee are independent as independence is defined in Sections 303 of the NYSE’s current listing standards.

By the Audit and Finance Committee:

Richard H. Glanton (Chairman)
John M. Palms
John M. Perzel

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In 2006, we purchased $121,403 in construction services from an entity named H.A. Contracting Corporation. H.A. Contracting is 50% owned by Nicholas Angelo, who is the brother-in-law of George Zoley, our Chairman, CEO and Founder. In 2006, we also purchased approximately $125,000 in personnel uniforms from an entity named JA Uniforms, Inc. JA Uniforms is owned by Menchu Dominicis, who is the sister of Jorge Dominicis, our Senior Vice President of Residential Treatment Services and President of GEO Care, Inc. These relationships did not require any separate approvals under our applicable policies and procedures. Except for these relationships, there were no material relationships or related party transactions during fiscal year 2006 requiring disclosure pursuant to Item 404 of Regulation S-K.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of the Compensation Committee served as an officer or employee of GEO or any of GEO’s subsidiaries during fiscal year 2006 or any prior year. There were no material transactions between GEO and any of the members of the Compensation Committee during fiscal year 2006.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires that GEO’s directors, executive officers and persons who beneficially own 10% or more of GEO’s common stock file with the SEC initial reports of ownership and reports of changes in ownership of our stock and our other equity securities. To GEO’s knowledge, based solely on a review of the copies of such reports furnished to GEO and written representations that no other reports were required, during the year ended December 31, 2006, all such filing requirements applicable to GEO’s directors, executive officers and greater than 10% beneficial owners were complied with.

Proposal 2

Ratification of Independent Registered Certified Public Accountants

The Audit and Finance Committee of our board of directors has appointed Grant Thornton LLP as our independent registered certified public accountants for the 2007 fiscal year. The Audit and Finance Committee is responsible for the appointment, oversight and termination of our independent registered certified public accountants. We are seeking the ratification of our shareholders of this appointment, although our Audit and Finance Committee is not bound by any shareholder action on this matter.

If the appointment of Grant Thornton LLP as our independent registered certified public accountants is not ratified by our shareholders, the Audit and Finance Committee will reconsider its appointment, but may nevertheless retain Grant Thornton LLP. Also, even if the appointment of Grant Thornton LLP as our independent registered certified public accountants is ratified by our shareholders, the Audit and Finance Committee may direct the appointment of a different independent auditor at any time during the year if the Audit and Finance Committee determines, in its discretion, that such a change would be in our best interests. Grant Thornton LLP has advised GEO that no partner or employee of Grant Thornton LLP has any direct financial interest or any material indirect interest in GEO other than receiving payment for its services as independent certified public accountants.

Proposal 3

To Approve Certain Amendments to The GEO Group, Inc. 2006 Stock Incentive Plan

We are proposing to make several amendments to The GEO Group, Inc. 2006 Stock Incentive Plan, which we refer to as the 2006 Plan. First, we are proposing to increase the number of shares of common stock subject to awards under the 2006 Plan by 250,000, from 450,000 to 700,000. These figures give effect to our recent 3-for-2 forward stock split, which became effective on October 2, 2006. We are proposing that of the 250,000 new shares of common stock subject to awards if this proposal is approved, up to 150,000 of such shares be made available for grants other than stock options and stock appreciation rights, including restricted stock grants. This change would increase the total number of shares of restricted stock and other non-stock option awards issuable under the 2006 Plan from 225,000 to 375,000. The board of directors believes that the increase in the number of shares of common stock subject to the 2006 Plan will advance the long-term success of our company by encouraging stock ownership among key employees and members of our board of directors who are not employees.

We are also proposing to make the following additional amendments to the 2006 Plan:

•	Section 5(f) of the 2006 Plan would be amended to clarify the types of adjustments that must be made to the terms of the 2006 Plan as a result of certain increases, decreases, changes or exchanges in our outstanding shares of common stock, including stock splits, reverse splits, stock dividends, recapitalizations and similar transactions.

•	Section 11 of the 2006 Plan would be amended to provide that the total number of shares of common stock subject to awards issuable pursuant to that section of the 2006 Plan may not exceed 5% of the total number of shares of common stock that may be issued under the 2006 Plan.

•	Section 15(j) of the 2006 Plan, which provides for certain modifications or substitutions of awards issued under the 2006 Plan, would be amended to state that, except as otherwise provided in the Plan, no modification or substitution of an award issued under the 2006 Plan which adversely affects GEO may be made unless such modification or substitution is: (i) approved by our shareholders, (ii) required by any law or regulation of any governmental authority, (iii) is made in connection with death or disability of a participant, (iv) is made in connection with the termination of employment or other service of a participant, (v) is made in connection with a change in control of GEO (as defined in the 2006 Plan), or (vi) is made in connection with an event described in Section 5(f) of the Plan (e.g. recapitalizations, stock splits, stock dividends, etc.).

The text of the proposed amendments to the 2006 Plan is included as Annex A to this proxy statement.

Background of the 2006 Plan

The Compensation Committee has historically granted awards under our equity compensation plans to our key employees and members of our board of directors to create a more performance-oriented culture and to further align the interests of management and our shareholders. In mid-2004, we exhausted all available awards under our then active stock option plans. As a result, during the period from September 2004 to May 2006, we only issued to employees an aggregate of stock options to purchase 22,200 shares of common stock under our equity compensation plans, which we believe limited our ability to attract and retain key employees through equity compensation.

To address this concern, in 2006, our board of directors and shareholders approved the 2006 Plan. The board of directors limited the total aggregate number of shares available for grant under the 2006 Plan to 300,000 shares, or approximately 3% of our total outstanding shares (now 450,000 shares of common stock after giving effect to our 2006 3-for-2 forward stock split). Since the adoption of the 2006 Plan, we have issued awards with respect to a total of 440,500 shares of common stock, including 225,000 shares of restricted stock and stock options representing the right to acquire 215,500 shares of common stock. As a result, we have only 9,500 shares of common stock available for issuance pursuant to the 2006 Plan. Moreover, even after giving effect to the 1,746,369 aggregate shares of common stock subject to currently outstanding awards under all of our equity compensation plans, our equity compensation grants as a percentage of our shares of common stock outstanding total only 8.8%. Accordingly, we are seeking an increase in the number of shares of common stock subject to the 2006 Plan from 450,000 to 700,000 in order to provide us with flexibility in motivating, rewarding and recruiting key employees with long-term incentives.

Key Features of the 2006 Plan

The following are several key features of the 2006 Plan:

•	Share Usage and Annual Run Rate. The 2006 Plan provides for a fixed reserve of shares, which we are proposing to increase from 450,000 to 700,000. The 2006 Plan also limits the number of shares awarded annually under the 2006 Plan, or the annual run rate, to a maximum of 3% of GEO’s total number of outstanding shares of common stock at any time during a fiscal year. In managing the annual run rate, the Compensation Committee will consider the potential negative impact on dilution of the granting of awards under the 2006 Plan. Any shares of common stock that we may repurchase from time to time will be factored into the Compensation Committee’s determination of awards under the 2006 Plan.

•	Controlled Use of Full Value Awards. The 2006 Plan currently limits the number of full value awards (e.g., restricted stock, performance shares and performance share units, etc.) that can be granted on a share for share basis to 225,000 total shares of common stock. We are proposing to increase that number to 375,000. This provision will limit the potential dilutive impact of full value awards issued under the 2006 Plan.

•	Discounted Stock Option and Stock Appreciation Rights Prohibited. The 2006 Plan prohibits stock appreciation rights or stock option awards with an exercise price less than the fair market value of our common stock on the date of grant.

•	Re-pricing Without Shareholder Approval Prohibited. Without shareholder approval, the 2006 Plan prohibits the re-pricing of options and stock appreciation rights, the cancellation of such awards in exchange for new awards with a lower exercise price or the repurchase of such awards which have an exercise price that is higher than the then current fair market value of GEO’s common stock, except in the event of stock splits, certain other recapitalizations and a change in control.

•	Inclusion of Minimum Vesting Provisions. With respect to awards that are subject only to a future service requirement, unless the Compensation Committee provides otherwise in an award agreement, (i) options and stock appreciation rights granted pursuant to the 2006 Plan will be subject to a four-year vesting schedule as follows: 20% of such options or stock appreciation rights will vest immediately and the remaining 80% of such options or stock appreciation rights will vest in equal annual increments over a four-year period following the date of grant, and (ii) all other awards that have vesting periods will vest in equal annual increments over a four-year period following the date of grant.

•	Shares Terminated Under Prior Plans will Not Increase the Plan Reserve. Shares subject to awards under the Prior Plans that are cancelled, forfeited, or expired will not be available for re-grant in the 2006 Plan. There will be no transfer of unused shares reserved for other plans into the 2006 Plan share reserve. Upon approval of the 2006 Plan, GEO will not grant any new awards under any of the Prior Plans.

•	Shares Surrendered to Pay Taxes or Exercise Price for Stock Options Will Not Increase the Plan Reserve. Shares tendered to us for taxes or to pay the exercise price will not provide us with additional shares for the 2006 Plan.

•	Stock Appreciation Rights Settled in Shares Will Not be Counted on a Net Basis. Each stock-settled stock appreciation right will count as a full share against the 2006 Plan share reserve limit rather than the net gain realized upon exercise.

•	Independent Plan Administrator. The 2006 Plan will be administered by the Compensation Committee, composed exclusively of independent non-employee directors.

•	Fixed Plan Term. The 2006 Plan will expire ten years after shareholders approve the 2006 Plan. However, awards granted under the 2006 Plan may survive the termination of the Plan.

•	Limit on Stock Option Period. Stock appreciation rights and stock options will have a maximum term of ten years.

Recommendation of the Board of Directors

The board of directors recommends a vote “FOR” the amendment to The GEO Group, Inc. 2006 Stock Incentive Plan.

SHAREHOLDER PROPOSAL DEADLINE

Shareholder proposals intended to be presented at the year 2008 annual meeting of shareholders must be received by GEO for inclusion in GEO’s proxy statement and form of proxy relating to that meeting by December 10, 2007. Additionally, GEO must have notice of any shareholder proposal to be submitted at the 2007 annual meeting of shareholders (but not required to be included in GEO’s proxy statement) by February 27, 2008, or such proposal will be considered untimely pursuant to Rule 14a-5(e) under the Exchange Act and persons named in the proxies solicited by management may exercise discretionary voting authority with respect to such proposal.

OTHER MATTERS

The board of directors knows of no other matters to come before the shareholders’ meeting. However, if any other matters properly come before the meeting or any of its adjournments, the person or persons voting the proxies will vote them in accordance with their best judgment on such matters.

By order of the Board of Directors,

John J. Bulfin
Senior Vice President, General Counsel
and Corporate Secretary

April 5, 2007

A copy of GEO’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, including the financial statements and the schedules thereto, but excluding exhibits thereto, which has been filed with the SEC will be made available without charge to interested shareholders upon written request to Director, Corporate Communications, The GEO Group, Inc., 621 NW 53rd Street, Suite 700, Boca Raton, Florida 33487.

ANNEX A

AMENDMENT TO

THE

GEO GROUP, INC. 2006 STOCK INCENTIVE PLAN

The GEO Group, Inc. (the “Company”) hereby amends The GEO Group, Inc. 2006 Stock Incentive Plan (the “Plan”) effective May 1, 2007 as follows:

1. Section 5(a) of the Plan is hereby amended by deleting all of its text, and replacing it with the following text:

“Shares Available for Awards. The Common Stock that may be issued pursuant to Awards granted under the Plan shall be treasury shares or authorized but unissued shares of the Common Stock. The total number of shares of Common Stock that may be issued pursuant to Awards granted under the Plan shall be the sum of Seven Hundred Thousand (700,000) shares.”

2. Section 5(c)(ii) is hereby amended by deleting all of its text, and replacing it with the following text:

“With respect to the shares of Common Stock reserved pursuant to this Section, a maximum of Three Hundred and Seventy Five Thousand (375,000) of such shares may be issued in connection with Awards, other than Stock Options and Stock Appreciation Rights, that are settled in Common Stock”

3. Section 5(f) is hereby amended by deleting all of its text, and replacing it with the following text:

“Recapitalization. If the outstanding shares of Common Stock are increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of GEO by reason of any recapitalization, reclassification, reorganization, stock split, reverse split, combination of shares, exchange of shares, stock dividend or other distribution payable in capital stock of GEO or other increase or decrease in such shares effected without receipt of consideration by GEO occurring after the Effective Date, an appropriate and proportionate adjustment shall be made by the Committee to (i) the aggregate number and kind of shares of Common Stock available under the Plan (including, but not limited to, the aggregate limits of the number of shares of Common Stock described in Sections 5(c)(i) and 5(c)(ii)), (ii) the limits on the number of shares of Common Stock that may be granted to an Eligible Employee in any one fiscal year, (iii) the calculation of the reduction of shares of Common Stock available under the Plan, (iv) the number and kind of shares of Common Stock issuable upon exercise (or vesting) of outstanding Awards granted under the Plan; (v) the Exercise Price of outstanding Options granted under the Plan, and/or (vi) the number of shares of Common Stock subject to Awards granted to Non-Employee Directors under Section 10. No fractional shares of Common Stock or units of other securities shall be issued pursuant to any such adjustment under this Section 5(f), and any fractions resulting from any such adjustment shall be eliminated in each case by rounding downward to the nearest whole share or unit. Any adjustments made under this Section 5(f) with respect to any Incentive Stock Options must be made in accordance with Code Section 424.”

4. Section 11 is hereby amended by deleting all of its text, and replacing it with the following text:

“Awards of shares of Common Stock, phantom stock, restricted stock units and other awards that are valued in whole or in part by reference to, or otherwise based on, Common Stock, may also be made, from time to time, to Eligible Individuals as may be selected by the Committee. Such Common Stock may be issued in satisfaction of awards granted under any other plan sponsored by the Company or compensation payable to an Eligible Individual. In addition, such awards may be made alone or in addition to or in connection with any other Award granted hereunder. The Committee may determine the terms and conditions of any such award. Each such award shall be evidenced by an Award Agreement between the Eligible Individual and the Company which shall specify the number of shares of Common Stock subject to the award, any consideration therefore, any vesting or performance requirements and such other terms and conditions as the Committee shall determine in its sole and absolute discretion. With respect to the Awards that may be issued solely pursuant to this Section 11 and not pursuant to any other provision of the Plan, a maximum number of shares of Common Stock with respect to which such Awards may be issued, shall not exceed five percent (5%) of the total number of shares of Common Stock that may be issued under the Plan, as described in Section 5(a)”

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5. Section 15(j) is hereby amended by deleting all of its text, and replacing it with the following text:

“Modification or Substitution of an Award. Subject to the terms and conditions of the Plan, the Committee may modify outstanding Awards. Notwithstanding the following, no modification of an Award shall adversely affect any rights or obligations of the Participant under the applicable Award Agreement without the Participant’s consent. The Committee in its sole and absolute discretion may rescind, modify, or waive any vesting requirements or other conditions applicable to an Award. Notwithstanding the foregoing, without the approval of the shareholders of GEO in accordance with applicable law, an Award may not be modified to reduce the exercise price thereof nor may an Award at a lower price be substituted for a surrender of an Award, provided that (i) the foregoing shall not apply to adjustments or substitutions in accordance with Section 5 or Section 12, and (ii) if an Award is modified, extended or renewed and thereby deemed to be in issuance of a new Award under the Code or the applicable accounting rules, the exercise price of such Award may continue to be the original Exercise Price even if less than Fair Market Value of the Common Stock at the time of such modification, extension or renewal. Notwithstanding anything to the contrary in this Section 15(j), unless provided for elsewhere in the Plan, there shall be no modification or substitution of an Award pursuant to this Section 15(j), to the extent such modification or substitution adversely affects the Company unless such modification or substitution is: 1) approved by the Company’s shareholders, 2) required by any law or regulation of any governmental authority, 3) is in connection with death or Disability of a Participant, 4) is in connection with termination of employment or other service of a Participant, 5) in connection with Change in Control of GEO or 6) in connection with an event described in Section 5(f) of the Plan”

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by a duly authorized officer on this day, April 5, 2007.

GEO GROUP, INC.

By:	/s/ John J. Bulfin
Name: John J. Bulfin
Title: Senior Vice President and General Counsel

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VOTE BY INTERNET — www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you THE GEO GROUP, INC. access the web site and follow the instructions to obtain your records and 621 NW 53RD STREET to create an electronic voting instruction form. SUITE 700 ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER BOCA RATON, FL 33487 COMMUNICATIONS If you would like to reduce the costs incurred by The Geo Group, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years. VOTE BY PHONE — 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to The Geo Group, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: GEOGR1 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. THE GEO GROUP, INC. The Board of Directors recommends a vote FOR Proposal 1, Proposal 2 and Proposal 3. Vote On Directors For Withhold For All To withhold authority to vote for any individual 1. ELECTION OF DIRECTORS All All Except nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. Nominees: (01) Wayne H. Calabrese, (02) Norman A. Carlson, (03) Anne N. Foreman, (04) Richard H. Glanton, (05) John M. Palms, (06) John M. Perzel; and (07) George C. Zoley. Vote On Proposals For Against Abstain 2. To ratify the appointment of Grant Thornton LLP 4. In their discretion, the Proxies are authorized to vote upon such other as independent certified public accountants of business as may properly come before the meeting. The Geo Group, Inc. 3. To approve the amendments to The Geo Group, Please sign exactly as your name or names appear(s) below. For Inc. 2006 Stock Incentive Plan described in the joint accounts, each owner should sign. When signing as executor, proxy statement. administrator, attorney, trustee or guardian, etc., please give your full title. For address changes and/or comments, please check this box and write them on the back where indicated. Yes No Please indicate if you plan to attend this meeting. Please mark, sign, date and return this Proxy card promptly using the enclosed envelope. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Vote by Internet or Telephone or Mail 24 Hours a Day, 7 Days a Week Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day. Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Internet Telephone Mail http://www.proxyvote.com OR 1-800-690-6903 OR Use the Internet to vote your proxy. Use any touch-tone telephone to vote Mark, sign and date your proxy card Have your proxy card in hand when your proxy. Have your proxy card in and return it in the postage-paid you access the web site. hand when you access the web site. envelope. If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. FOLD AND DETACH HERE The Geo Group, Inc. One Park Place 621 NW 53rd Street, Suite 700, Boca Raton, Florida 33487 This Proxy is Solicited on Behalf of the Board of Directors The undersigned hereby appoints George C. Zoley as Proxy, with the power to appoint his substitute, and hereby authorizes him to represent and to vote, as designated on the reverse side, all the shares of Common Stock of The Geo Group, Inc. held of record by the undersigned on March 12, 2007, at the Annual Meeting of Shareholders to be held at the Doral Golf Resort & Spa, 4400 N.W. 87th Avenue, Miami, Florida, at 9:00 A.M. (E DT), May 1, 2007, or at any adjournment thereof. This Voting Instruction Form also instructs MassMutual Financial Group as Trustee of The Geo Group, Inc. 401(k) Plan, to vote in person or by Proxy at the Annual Meeting of Shareholders, all the shares of Common Stock of The Geo Group, Inc. for which the undersigned shall be entitled to instruct in the manner appointed on the other side hereof. MassMutual Financial Group will vote the shares represented by this Voting Instruction Form that is properly completed, signed, and received by MassMutual Financial Group before 5:00 p.m. EDT on April 26, 2007. Please note that if this Voting Instruction Form is not properly completed and signed, or if it is not received by The Trustee as indicated above, shares allocated to a participant’s account will not be voted. MassMutual Financial Group will hold your voting instructions in complete confidence except as may be necessary to meet legal requirements. MassMutual Financial Group makes no recommendation regarding any voting instruction. This Proxy is solicited by the Board of Directors and will be voted in accordance with the above instructions. If no instructions are specified, this Proxy will be voted FOR Proposals 1, 2 and 3. On any other business which may properly come before the meeting, the shares will be voted in accordance with the judgment of the persons named as proxies. Address Changes/Comments: (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) (Continued, and to be signed, on other side.)